Exhibit 10.1

2009 Compensation Arrangements for Named Executive Officers

On March 3, 2009, the Compensation Committee of the Board of Directors of General Dynamics Corporation (the company) approved the 2009 base salaries and 2008 bonus payments for the company’s named executive officers. The named executive officers listed in the table below reflect those individuals identified in the company’s 2009 Annual Proxy Statement, as well as Jay L. Johnson, Vice Chairman of the company, who will become chief executive officer following Nicholas D. Chabraja’s retirement on June 30, 2009.

The table below lists the 2009 annual base salary levels effective March 23, 2009.

Name and Principal Position	2009 Base Salary

Nicholas D. Chabraja Chairman of the Board and Chief Executive Officer	$1,400,000

L. Hugh Redd Senior Vice President and Chief Financial Officer	$745,000

Gerard J. DeMuro Executive Vice President, Information Systems and Technology	$655,000

Charles M. Hall Executive Vice President, Combat Systems	$645,000

David A. Savner Senior Vice President, General Counsel and Secretary	$625,000

Jay L. Johnson Vice Chairman	$860,000	(1)

(1)	Mr. Johnson’s base salary will increase to $1,400,000 when he becomes chief executive officer on July 1, 2009.

Effective March 3, 2009, the Compensation Committee also approved the 2008 bonus payments for the named executive officers which were previously disclosed in the company’s current report on Form 8-K, filed with the Commission March 10, 2009.